Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:



     Evergreen Strategic Value Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A    21,472          0.25                    86,992          20.78


     Class B    12,410          0.12                    103,070         20.71


     Class C    5,996           0.07                    86,767          20.71


     Class I    7,404,261       0.36                    20,822,850      20.78


     Class IS   90,245          0.32                    277,717         20.78